Exhibit (b)(8)(c)(3)

AMENDMENT TO SERVICE AGREEMENT

This Amendment to Service Agreement, modifies the Service Agreement entered into by and between FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC. (“FIIOC”) and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY (“Company”) dated May 1, 2003.

WHEREAS, FIIOC and Company desire that the fees paid under this Agreement more closely reflect the costs involved in FIIOC’s transfer agency arrangements with the Fidelity mutual funds -to which this Agreement relates, the parties do hereby agree as follows:

1. Change in Compensation. Effective as of the date written below, paragraph four of Section 3. Compensation to Company of the Agreement is amended as follows:

“Notwithstanding the foregoing, compensation for each calendar quarter will not exceed one million dollars ($1,000,000).”

IN WITNESS WHEREOF, the parties have set their hands below.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ LEONARD F. STECKLEIN
Name:	Leonard F. Stecklein
Title:	Senior Vice President

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC.

By:	/s/ ROBERT DWIGHT
Name:	Robert Dwight
Title:	Senior Vice President

For Internal Use Only:

Effective Date: August 1, 2004